As filed with the Securities and Exchange Commission on June 27, 1997
                                                 Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________
                               C. R. BARD, INC.
            (Exact name of registrant as specified in its charter)

              New Jersey                             22-1454160
    (State or other jurisdiction        (I.R.S. employer identification no.)
  of incorporation or organization)

                              730 Central Avenue
                         Murray Hill, New Jersey 07974
                         (Address, including zip code,
                 of Registrant's principal executive offices)
                           _________________________
                      Employees' Retirement Savings Plan
                              of C. R. Bard, Inc.
                           (Full title of the plan)
                           _________________________

                            Richard A. Flink, Esq.
                               C. R. Bard, Inc.
                              730 Central Avenue
                        Murray Hill, New Jersey  07974
                    (Name and address of agent for service)
                                (908) 277-8000
         (Telephone number, including area code, of agent for service)
                           _________________________
              Copies of all notices, orders and communication to:

                          Philip T. Ruegger III, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                           _________________________

                        CALCULATION OF REGISTRATION FEE

                                      Proposed        Proposed
                                       maximum         maximum         Amount
     Titles of         Amount         offering        aggregate          of
 securities to be       to be           price      offering price  registration
    registered        registered    per share (1)        (1)          fee (1)

Common Stock, par
value $.25 per
share (2)  . .        1,000,000        $35.63        $35,630,000       $10,800
(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales price of the Registrant's Common Stock on the New York Stock Exchange - Composite Tape on June 23, 1997.

(2) Includes Common Stock Purchase Rights which currently are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock, and such Rights would be issued for no additional consideration. Accordingly, there is no offering price for the Rights and no registration fee is required.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.          Plan Information.

                 Not required to be filed with this Registration Statement.


Item 2.          Registrant Information and Employee Plan Annual Information.

                 Not required to be filed with this Registration Statement.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                 The following documents filed with the Securities and Exchange Commission by C. R. Bard, Inc. (the "Company") are hereby incorporated in this Registration Statement by reference:

                 (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain information from the Company's Proxy Statement relating to the 1997 Annual Meeting of Shareholders); and

                 (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

                 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

                 Common Stock

                 The only class of stock of the Company outstanding is Common Stock. The authorized Common Stock consists of 300,000,000 shares (par value $.25 per share). The Company's Restated Certificate of Incorporation also provides for 5,000,000 shares of Preferred Stock, par value $1 per share, none of which has been issued. The following is a brief summary of the provisions of the Common Stock, including certain information relating to the rights of the holders of Preferred Stock.

                 Dividend Rights

                 Dividends may be paid on the Common Stock at the discretion of the Board of Directors out of any funds of the Company legally available therefor after provision for such dividend rights as the Board of Directors may fix for any class or series of Preferred Stock.

                 Voting Rights

                 Each holder of Common Stock is entitled to one vote for every share of Common Stock outstanding in his or her name on the books of the Company. Each holder of any future class or series of Preferred Stock will be entitled to such voting rights, if any, as are fixed by the Board of Directors or as are prescribed by law at the time of the issuance of such Preferred Stock.

                 Liquidation Rights

                 Upon any distribution of the assets of the Company, the holders of the Common Stock are entitled to distribution of all assets of the Company remaining after the holders of each class or series of the Preferred Stock have been paid the preference for their shares, if any, fixed by the Board of Directors at the time of the issuance of such class or series of Preferred Stock.

                 Common Stock Purchase Rights

                 On October 11, 1995 the Board of Directors of the Company declared a dividend of one common share purchase right on each outstanding share of Common Stock (the "Rights"), payable on October 23, 1995 to shareholders of record on October 23, 1995. Each Right entitles the holder thereof until October 23, 2005 (or, if earlier, the redemption of the Rights) to buy one share of Common Stock at an exercise price of $120.00 subject to certain antidilution adjustments. The Rights are represented by the Common Stock certificates and are not exercisable, or transferable apart from the Common Stock, until the earlier of (i) the tenth day after the public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock or (ii) the tenth day after a person commences, or announces an intention to commence, a tender or exchange offer for 30% or more of the Common Stock (the earlier of such dates being referred to herein as the "Distribution Date"). Separate certificates representing the Rights will be mailed to holders of the Common Stock as of the Distribution Date, except that Rights associated with Common Stock beneficially owned by a 20 percent holder of such stock as of the Distribution Date will become null and void on such date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed, and could then begin trading separately from the Common Stock. At no time will the Rights have any voting rights.

                 In the event that the Company is a party to a merger or other business combination transaction, each Right entitles its holder to purchase, at the exercise price of the Right, that number of shares of the Common Stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the Right. Alternatively, if a 20 percent holder were to acquire the Company by means of a reverse merger in which the Company and its stock survive or were to engage in certain "self-dealing" transactions, each Right not owned by the 20 percent holder would become exercisable for the number of shares of Common Stock which, at that time, would have a market value of two times the exercise price of the Right.

                 The Rights are redeemable at $.05 per Right prior to the public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock. The Rights will expire on October 23, 2005 (unless earlier redeemed). First Chicago Trust Company of New York is the Rights Agent.

                 As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of the Common Stock that shall become outstanding, including those shares issued pursuant to the Plan, so that all such shares will have attached Rights.

                 Other Provisions

                 Shares of the Common Stock are not liable to any further calls or for assessment and have no sinking fund provisions, preemptive rights, conversion rights or redemption provisions.

                 Transfer Agent and Registrar

                 The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                 Preferred Stock

                 The Board of Directors is authorized, without further action by the shareholders, to issue Preferred Stock in different classes or series and to determine the number of shares included in any class or series and the designations, relative rights, preferences and limitations of each class or series, including: (a) the dividend rate and whether or not dividends would be cumulative; (b) the extent and amount of any preference in the event of liquidation; (c) any rights to convert shares of the class or series into other classes or series of stock of the Company; (d) the nature and extent of any voting rights, either generally or upon default in the payment of dividends; and (e) any rights of the Company to redeem the shares of a particular class or series.

Item 5.          Interests of Named Experts and Counsel.

                 Not applicable.

Item 6.          Indemnification of Directors and Officers.

                 The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

                 In addition, a New Jersey corporation has the power to indemnify a director or officer against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the director or officer by reason of his or her being or having been such a director or officer, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; such indemnification may be provided only if and to the extent that the Superior Court of New Jersey (or other court in which such proceeding was brought) shall determine, in view of all circumstances, that such director or officer is fairly and reasonably entitled to indemnification for such expenses.

                 The NJBCA requires a New Jersey corporation to indemnify directors and officers against all expenses to the extent that such directors or officers have been successful on the merits or otherwise in any proceeding involving such director or officer by reason of his or her having been a director or officer or in defense of any claim, issue or matter therein.

                 The indemnification and advancement of expenses permitted or required by the NJBCA shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of stockholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

                 The Company's Restated Certificate of Incorporation provides that the corporation shall indemnify its directors, officers and employees in the manner and to the extent permitted by the laws of the State of New Jersey, and that directors and officers shall not be personally liable to the corporation or its stockholders for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the NJBCA. In addition, the Company's Restated Certificate of Incorporation provides that, subject to the provisions of the NJBCA, the directors and committee members appointed by the Board of Directors shall not be liable in the discharge of their duties when relying in good faith upon the corporate records of the Company and/or competent advice of any type.

Item 7.          Exemption from Registration Claimed.

                 Not applicable.

Item 8.          List of Exhibits.

                 23       Consent of Arthur Andersen LLP

                 24       Powers of Attorney

Item 9.  Undertakings.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i)  To include any prospectus required by
                 Section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Employees' Retirement Savings Plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (5) To submit the Employees' Retirement Savings Plan and any amendment to such plan to the Internal Revenue Service (the "IRS") in a timely manner and to make all changes required by the IRS in order to qualify) such plan under Section 401 of the Internal Revenue Code of 1986.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of New Providence at Murray Hill, State of New Jersey, on the 26th day of June, 1997.

                          C. R. BARD, INC.

                          By:   /s/ William H. Longfield
                                ----------------------------------
                                Name:   William H. Longfield
                                Title:  Chairman and Chief Executive Officer

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 26th day of June, 1997.


             Signature                                 Title


/s/     William H. Longfield       Chairman and Chief Executive Officer and
--------------------------------   Director (Principal Executive Officer)
        William H. Longfield


                 *                 Executive Vice President and Chief
--------------------------------   Financial Officer and Director
          William C. Bopp          (Principal Financial Officer)



                 *                 Vice President and Controller (Principal
--------------------------------   Accounting Officer)
          Charles P. Grom


                 *                 President and Chief Operating Officer
--------------------------------   and Director
          Benson F. Smith


                 *                 Director
--------------------------------
        Joseph F. Abely, Jr.


                 *                 Director
--------------------------------
         Marc C. Breslawsky


                 *                 Director
--------------------------------
      William T. Butler, M.D.


                 *                 Director
--------------------------------
       Daniel A. Cronin, Jr.

                 *                 Director
--------------------------------
         T. Kevin Dunnigan


                 *                 Director
--------------------------------
        Regina E. Herzlinger


                 *                 Director
--------------------------------
         Robert P. Luciano



                 *                 Director
--------------------------------
           Tony L. White



*By: /s/  William H. Longfield
--------------------------------
          William H. Longfield
          Attorney-In-Fact

                 Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of New Providence at Murray Hill, State of New Jersey, on the 26th day of June, 1997.


                                         EMPLOYEES' RETIREMENT SAVINGS PLAN OF
                                         C. R. BARD, INC.



                                         By:   /s/ Earle L. Parker
                                         --------------------------------------
                                           Name:   Earle L. Parker
                                           Title:  Vice President and Treasurer

                                 EXHIBIT INDEX


                 Exhibit No.                   Description



                   23                          Consent of Arthur Andersen LLP

                   24                          Powers of Attorney